UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

  Preliminary information statement

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Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

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Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:  _____

(2)

Aggregate number of securities to which transaction applies:  _____

(3)

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(4)

Proposed maximum aggregate value of transaction:  _______________

(5)

Total fee paid: _____________________________________________

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Fee paid previously with preliminary materials.

 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.

BACKGROUND

Effective August 1, 2011, Columbus Circle Investors (“CCI”) was replaced as investment adviser to the Technology & Communications Portfolio (the “Portfolio”) of The Saratoga Advantage Trust (“Trust”).  To replace  CCI, the Trust’s Board of Trustees has approved Loomis, Sayles & Company, L.P. (“Loomis Sayles”) and Oak Associates, ltd. (“Oak”) ( each an Adviser or collectively, the “Advisers”) as the new investment advisers to the Portfolio pursuant to new investment advisory agreements with Saratoga Capital Management, LLC (the “Manager”) (each a “New Agreement” and collectively the “New Agreements”).  Pursuant to the New Agreements, Loomis Sayles and Oak each manages approximately 50% of the Portfolio.  The Manager monitors the allocation of the Portfolio’s assets between Loomis Sayles and Oak and may rebalance the allocation periodically. The New Agreements are substantially the same as the prior investment advisory agreement with CCI (the “Prior Agreement”) except for the dates of execution and termination.

Loomis Sayles, a registered investment adviser, serves as the Adviser to the Trust’s Financial Services Portfolio, Energy & Basic Materials Portfolio, Large Capitalization Growth Portfolio and a portion of the Technology & Communications Portfolio.  As of September 30, 2011, Loomis Sayles had approximately $156.9 billion in assets under management.  Loomis Sayles is located at One Financial Center, Boston, Massachusetts 02111.

Oak, a registered investment adviser, serves as the Adviser to the Trust’s Health & Biotechnology Portfolio and a portion of the Technology & Communications Portfolio.  As of September 30, 2011, Oak had approximately $781.9 million in assets under management.  Oak is located at 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333-8355.

Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment adviser and approve investment advisory agreements for the Portfolio, without shareholder approval.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment adviser or implementing any material change in an investment advisory contract. This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about October 17, 2011 to the Portfolio’s shareholders of record as of October 1, 2011 (the “Record Date”).

As of the Record Date, there were issued and outstanding 2,179,826.857, 10,019.822, 505,393.222, and 2,416,282.832 shares of the Technology & Communications Portfolio’s A, B, C and I classes, respectively.

II.

INFORMATION CONCERNING THE NEW INVESTMENT ADVISORY AGREEMENTS BETWEEN THE MANAGER AND LOOMIS, SAYLES & COMPANY, L.P. and OAK ASSOCIATES, ltd. WITH RESPECT TO THE PORTFOLIO.

On April 13, 2011, the Board of Trustees met in person and considered the selection of a new investment adviser(s) for the Portfolio and the adoption of a new investment advisory agreement(s).  At their meeting, the Board appointed Loomis Sayles and Oak to serve as investment advisers to the Portfolio, effective August 1, 2011.  The New Agreements, each dated August 1, 2011, contain substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement with Loomis Sayles, Loomis Sayles  manages approximately 50% of the Portfolio, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreement, Loomis Sayles, at its own expense, furnishes necessary investment and management facilities for conducting its portion of the investment activities of the Portfolio, and pays the salaries of its personnel under the New Agreement.  In addition, as was substantially the case under the Prior Agreement, under the New Agreement: (a) the Manager shall indemnify and hold harmless Loomis Sayles,  its  officers and directors and each person, if any, who control Loomis Sayles within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of willful misfeasance, bad faith or gross negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Loomis Sayles or such controlling persons; and (c) Loomis Sayles shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Loomis Sayles’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the New Agreement.

Under the terms of the New Agreement with Oak, Oak manages approximately 50% of the Portfolio, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreement, Oak, at its own expense, furnishes necessary investment and management facilities for conducting its portion of the investment activities of the Portfolio, and pays the salaries of its personnel under the New Agreement.  In addition, as was substantially the case under the Prior Agreement, under the New Agreement: (a) the Manager shall indemnify and hold harmless Oak,  its  officers and directors and each person, if any, who control Oak within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Oak or such controlling persons; and (c) Oak shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Oak’s misfeasance, bad faith or negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for their services, Loomis Sayles and Oak will each receive from the Manager, as did CCI, a portion of the management fee payable by the Portfolio to the Manager.  The Manager’s management fee is calculated at an annual rate of 1.25% of daily net assets of the Technology & Communications Portfolio. This rate will not increase under the New Agreements.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2011, the Manager paid $211,553 in investment advisory fees to CCI for management of the Technology & Communications Portfolio.

III.

BOARD CONSIDERATION

At the meeting held on April 13, 2011, the Board of Trustees approved the New Agreements.  In connection with its review, the Board of Trustees considered materials furnished by Loomis Sayles and Oak including information regarding its personnel, operations and financial condition.

In evaluating Loomis Sayles and Oak and the New Agreements, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Loomis Sayles and Oak.   Representatives from Loomis Sayles and Oak made presentations to the Board on behalf of their respective firms and the Portfolio, and responded to questions of the Trustees.  The Board also reviewed and discussed the terms of the New Agreements and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by each Adviser; (ii) the depth of organization, expertise, reputation and experience of each Adviser; (iii) the financial resources of each Adviser; (iv) the ability of each Adviser to retain and attract qualified personnel and (v) the performance of assets managed by each Adviser.  In addition, the Board reviewed and discussed the terms and conditions of the New Agreements.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreements are substantially the same, in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreements shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreements are in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF NEW AGREEMENT

The New Agreements will have an initial term of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreements, and who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party and a majority of the Board of Trustees as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.  The New Agreements will terminate automatically in the event of their “assignment.”

V.

GENERAL INFORMATION CONCERNING LOOMIS, SAYLES & COMPANY, L.P. AND OAK ASSOCIATES, ltd.

Information Concerning Loomis Sayles

The names, titles and principal occupations of the executive officers and directors of Loomis Sayles are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Robert J. Blanding	Chairman & Chief Executive Officer
Daniel J. Fuss	Executive Vice President
Kevin P. Charleston	Executive Vice President, Chief Financial Officer
John F. Gallagher, III	Executive Vice President, Director of Institutional Services
John R. Gidman	Executive Vice President, Chief Financial Officer
Lauriann Kloppenburg	Executive Vice President, Chief Investment Officer - Equities
Jaehoon Park	Executive Vice President, Chief Investment Officer – Fixed Income
Mark E. Smith	Executive Vice President, Managing Director – Fixed Income
Jean S. Loewenberg	Executive Vice President, General Counsel & Secretary
Paul J. Sherba	Vice President, Treasurer
Greg Woodgate	Vice President, Controller
Donald P. Ryan	Vice President, Chief Compliance Officer

The business address of each person listed above is One Financial Center, Boston, Massachusetts 02111, except for Mr. Blanding, who is located at 555 California Street, Suite 3300, San Francisco, California 94104.

Information Concerning Oak

NAME	TITLE AND PRINCIPAL OCCUPATION
James D. Oelschlager	President, Chief Financial Officer
Vanita Oelschlager	Vice President
Sandra Noll	Chief Compliance Officer

The business address of each person listed above is 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333-8355.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st to a shareholder upon request.  To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1101 Stewart Avenue, Suite 207, Garden City, New York 11530, Attention:  Bruce E. Ventimiglia).

The Manager is located at 1101 Stewart Avenue, Suite 207, Garden City, New York 11530.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

THE SARATOGA

ADVANTAGE TRUST

October 17, 2011

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of new investment advisers to the Technology & Communications Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust (the “Board”) has selected Loomis, Sayles & Company, L.P. (“Loomis Sayles”) and Oak Associates, ltd.  (“Oak”) as the new investment advisers to the Portfolio, each to manage approximately 50% of the Portfolio, and has approved advisory agreements with Loomis Sayles and Oak on substantially identical terms as the prior advisory agreement.  Saratoga Capital Management, LLC monitors the allocation of the Portfolio’s assets between Loomis Sayles and Oak and may rebalance the allocation periodically.

Sincerely,
/s/ Bruce E. Ventimiglia
Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees